UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CommerceFirst Bancorp, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMERCEFIRST BANCORP, INC.

1804 West Street, Suite 200

Annapolis, Maryland 21401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 6, 2009

TO THE SHAREHOLDERS OF COMMERCEFIRST BANCORP, INC.:

The Annual Meeting of Shareholders of CommerceFirst Bancorp, Inc. (the “Company”), will be held at

CommerceFirst Bank

1804 West Street, Suite 200

Annapolis, Maryland

on Wednesday, May 6, 2009 at 2:00 P.M. for the following purposes:

1.             To elect three (3) directors to serve until the 2012 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.             To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Shareholders of record as of the close of business on March 31, 2009 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

By Order of the Board of Directors

Candace M. Springmann, Corporate Secretary

April 6, 2009

Please sign, date and return your proxy promptly, whether or not you plan to attend the meeting in person.  No postage is required if mailed in the United States in the enclosed envelope.  If you attend the meeting, you may, if you desire, revoke your proxy and vote in person. If your shares are not registered in your name, you will need additional documentation from your record holder in order to vote in person at the meeting.

COMMERCEFIRST BANCORP, INC.

1804 West Street, Suite 200

Annapolis, Maryland 21401

ANNUAL MEETING OF SHAREHOLDERS

Proxy Statement

INTRODUCTION

This Proxy Statement is being sent to shareholders of CommerceFirst Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders, to be held at 2:00 P.M. on May 6, 2009, and at any adjournment or postponement of the meeting.  The purposes of the meeting are:

1.             To elect three (3) directors to serve until the 2012 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.             To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The meeting will be held at:

CommerceFirst Bank

1804 West Street, Suite 200

Annapolis, Maryland

This proxy statement and proxy card are being sent to shareholders of the Company on or about April 6, 2009. A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2008, which includes our audited financial statements, also accompanies this proxy statement.

The cost of this proxy solicitation is being paid by the Company.  In addition to the use of the mail, proxies may be solicited personally or by telephone by officers, regular employees or directors of the Company or its subsidiary, CommerceFirst Bank (the “Bank”), who will not receive any special compensation for their services.  The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable out-of-pocket and clerical costs for forwarding proxy materials to their principals.

VOTING RIGHTS AND PROXIES

Voting Rights

Only shareholders of record at the close of business on March 31, 2009 (the “Record Date”), will be entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.  On that date, the Company had 1,820,548 shares of common stock, par value $.01 per share (the “common stock”) outstanding, held by approximately 300 shareholders of record. The common stock is the only class of the Company’s stock of which shares are outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of the shareholders.  Shareholders do not have the right to cumulate votes in the election of directors.  The presence, in person or by proxy, of not less than a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the meeting.

Proxies

Properly executed proxies received by the Company in time to be voted at the meeting will be voted as specified by shareholders. In the absence of specific instructions, proxies received will be voted FOR the election of the nominees for election as directors.  Management does not know of any matters that will be brought before the meeting, other than as described in this proxy statement.  If other matters are properly brought before the meeting, the persons named in the proxy intend to vote the shares to which the proxies relate in accordance with their best judgment.

The judges of election appointed by the Board of Directors for the meeting will determine the presence of a quorum and will tabulate the votes cast at the meeting. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the vote of shareholders.  If a broker indicates that he or she does not have discretionary authority to vote any shares of common stock on a particular matter, such shares will be treated as present for general quorum purposes, but will not be considered as present or voted with respect to that matter.

Please sign, date, mark and return promptly the enclosed proxy in the postage paid envelope provided for this purpose in order to assure that your shares are voted. You may revoke your proxy at any time before it is voted at the meeting:

•                  by granting a later proxy with respect to the same shares;

•                  by sending written notice to Candace M. Springmann, Corporate Secretary of the Company, at the address noted above, at any time prior to the proxy being voted; or

•                  by voting in person at the meeting.

Attendance at the meeting will not, in itself, revoke a proxy.  If your shares are held in the name of your bank or broker, you will need additional documentation to vote in person at the meeting.  Please see the voting form provided by your bank or broker for additional information regarding the voting of your shares.

Many shareholders whose shares are held in an account at a brokerage firm or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Shareholders should check the voting form or instructions provided by their bank or broker to see which options are available. Shareholders submitting proxies or voting instructions electronically should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which would be borne by the shareholder. To revoke a proxy previously submitted electronically, a shareholder may simply submit a new proxy at a later date before the taking of the vote at the meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Securities Ownership of Directors, Officers and Certain Beneficial Owners

The following table sets forth certain information concerning the number and percentage of whole shares of the Company’s common stock beneficially owned by its directors, executive officers whose compensation is disclosed, and by its directors and all executive officers as a group, as of March 31, 2009, as well as information regarding each other person known by the Company to own in excess of five percent of the outstanding common stock.  Except as set forth below, the Company knows of no other person or persons, who beneficially own in excess of five percent of the Company’s common stock.  Further, the Company is not aware of any arrangement which at a subsequent date may result in a change of control of the Company. Except as otherwise indicated with respect to directors and executive officers, all shares are owned directly, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

Name	Shares of Common Stock	Warrants to Purchase Common Stock	Options to Purchase Common Stock	Total Number of Shares Beneficially Owned(a)	Percentage of Ownership (b)

Edward B. Howlin, Jr	176,160	20,320	—	195,480	10.62%
2880 Dunkirk Way
Dunkirk, MD 20754
Charles L. Hurtt, Jr.	18,976	—	—	18,976	1.04%
Milton D. Jernigan II	34,550	8,876	2,500	45,926	2.51%
Robert R. Mitchell	24,800	8,064	—	32,864	1.80%
Richard J. Morgan	9,543	6,072	10,000	25,615	1.39%
John A. Richardson, Sr.	37,600	8,064	—	45,664	2.50%
George C. Shenk, Jr.	14,200	8,064	—	22,264	1.22%
Michael T. Storm	400	—	—	400.02%
Lamont Thomas	23,000	8,124	7,500	38,624	2.10%
Jerome A. Watts	24,266	8,064	—	32,330	1.77%
Directors, Officers as a Group (10 people)	362,495	75,648	20,000	458,143	23.91%

Shareholders with 5% or more ownership in CommerceFirst Bancorp, Inc.:
Estate of Alvin Maier (1)	101,892	—	—	101,892	5.60%
c/o Ellis J. Koch, Esq., 5904 Hubbard
Drive, Rockville, MD 20852

(a)  The total number of shares beneficially owned includes shares of common stock owned by the named persons as of the date noted above, shares of common stock subject to warrants and shares of common stock subject to options held by the named persons that are exercisable as of, or within 60 days of, said date.

(b) The shares of common stock subject to warrants and options are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(1)  Includes shares held in a family trust.

ELECTION OF DIRECTORS

The size of the Company’s Board of Directors is currently set at nine (9) directors, divided into three classes, one of which is elected each year.  The Board of Directors has nominated three (3) persons for election as director at the meeting, for a three year term until the 2012 Annual Meeting of Shareholders and until their successors have been elected and qualified.  Each of the nominees for election as a director currently serves as a member of the Board of Directors.  Unless authority is withheld, all proxies in response to this solicitation will be voted for the election of the nominees listed below.  Each nominee has indicated a willingness to serve if elected.  However, if any nominee becomes unable to serve, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the persons named as proxies.

The Board of Directors has determined that each director other than Mr. Jernigan II, Mr. Morgan, and Mr. Thomas is an “independent director” as that term is defined in Rule 4200(a)(15) of The NASDAQ Stock Market (the “NASDAQ”).  In making this determination, the Board of Directors was aware of and considered the loan and deposit relationships with directors and their related interests which the Company enters into in the ordinary course of its business, and the service arrangements which are disclosed under “Certain  Relationships and Related Transactions” in this proxy statement.

Vote Required and Board Recommendation.  Nominees receiving a plurality of the votes cast at the meeting in the election of directors will be elected as director, in the order of the number of votes received. Members of the Board of Directors of the Company having the power to vote or direct the voting of 362,495 shares of common stock, or approximately 19.9% of the shares of common stock outstanding on March 31, 2009, have indicated their intention to vote “FOR” the election of all of the nominees for election as director.

Nominees for Election as Directors

Set forth below is certain information as of March 31, 2009 concerning the nominees for election as director of the Company.  Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.  Each of the nominees has served as a director of the Bank since its organization.

Robert R. Mitchell. Mr. Mitchell, 66, is currently retired. He was the President of Mitchell Business Equipment, Inc., with which he served for over 20 years until its sale in 1988. Mr. Mitchell was one of the original organizers and directors of Commerce Bank. Mr. Mitchell is active in local service and civic organizations, including membership in Rotary International, service on the Prince George’s Salvation Army Local Board and membership in the Anne Arundel Junior Golf Association. Mr. Mitchell is a resident of Anne Arundel County. Mr. Mitchell has been a director of the Company since October 2003.

Richard J. Morgan. Mr. Morgan, 61, is President and Chief Executive Officer of the Bank and the Company. From 1997 until July 1999, he was a cabinet level advisor to the Anne Arundel County Executive on issues relating to the economy and economic development, and was President and Chief Executive Officer of Anne Arundel Economic Development Corporation. From 1990 to 1997, Mr. Morgan served as President and Chief Executive Officer of Annapolis National Bank.  He has over 35 years of banking and financial management experience. He held leadership roles in commercial lending at Marine Midland Bank (now HSBC) from 1970 through 1977 and with Maryland National Bank (now Bank of America) from 1977 to 1982. He held the positions of Chief Financial Officer of Phillips Corporation and Toddson Corporation from 1982 to 1990. He has served on numerous community boards, commissions and community service groups, including as Board member and Assistant Treasurer of the Anne Arundel Medical Center; Board member and past Chair of United Way of Anne Arundel County; Board and Executive Committee as well as 2004 and 2005 Chair of the Annapolis and Anne Arundel Chamber of Commerce; Chair of the Chamber’s Economic Development Committee; Treasurer and member of the Executive Committee of the Maryland Economic Development Association; and Board and Executive Committee member of Leadership Anne Arundel and Chair for the Executive Leadership Program. Mr. Morgan is a resident of Anne Arundel County.  Mr. Morgan has been a director of the Company since its organization.

George C. Shenk, Jr.  Mr. Shenk, 56, is the President of Whitmore Group, a communications company headquartered in Annapolis, Maryland. Mr. Shenk is a resident of Anne Arundel County and has been a director of the

Company since 2006.

Continuing Directors of the Company

Set forth below is certain information as of the Record Date concerning the continuing directors of the Company.  Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.  Each of the continuing directors of the Company has served as a director of the Bank since its organization.

Edward B. Howlin, Jr. Mr. Howlin, 72, is the Chairman and Chief Executive Officer of Howlin Realty Management, Inc., a real estate holding, management and development firm, and of Edward B. Howlin, Inc., a management and holding company, and of its subsidiary companies, Dunkirk Supply, Inc. and Howlin Concrete, Inc. In addition to real estate management and development, the Howlin companies construct residential subdivisions and design, manufacture and sell construction components, systems and supplies to various commercial, residential and government projects, primarily in Southern Maryland. Mr. Howlin is a resident of Anne Arundel County. Mr. Howlin has been a director of the Company since its organization. Mr. Howlin’s current term expires in 2010.

Charles L. Hurtt, Jr., CPA. Mr. Hurtt, 62, is the founder and President of Charles L. Hurtt, Jr., P.A., a certified public accounting firm located in Pasadena, Maryland. Mr. Hurtt has been involved in several charitable and civic organizations, including organizations involved in youth programs in Prince George’s County.  Mr. Hurtt has also been active in several professional associations, including past or present memberships in the Maryland Society of Accountants, the National Society of Accountants and the Maryland Association of Certified Public Accountants.  Mr. Hurtt is a resident of Anne Arundel County. Mr. Hurtt has been a director of the Company since October 2003. Mr. Hurtt’s current term expires in 2010.

Milton D. Jernigan, II. Mr. Jernigan, 54, is an attorney engaged in private practice since 1982, is a co-founder and co-managing principal of the law firm of McNamee, Hosea, Jernigan, Kim, Greenan & Walker, P.A. He is the Resident Principal-in-Charge of the firm’s Annapolis office where his practice concentrates on business, real estate, tax and other matters including work with federal and state bank regulatory agencies.  Mr. Jernigan was one of the founding organizers and a member of the Board of Directors of the former Commerce Bank in College Park, Maryland where he served as General Counsel from its organization in 1989 until its acquisition by Main Street Bank Group (now a part of BB&T Corporation) in December 1997.  Mr. Jernigan is a resident of Annapolis, Maryland and is active in local bar associations, chambers of commerce, service and civic organizations, including the Maryland State and Anne Arundel County Bar Associations, the Annapolitan Club and service on the Board of Directors of the Annapolis and Anne Arundel County Chamber of Commerce.   Mr. Jernigan was one of the founding organizers of CommerceFirst Bank in 2000 and has been a director of the Company since its organization. Mr. Jernigan’s current term expires in 2011.

John A. Richardson, Sr. Mr. Richardson, 65, until his retirement in April 2000 was President of Branch Electric Supply Company, a position he had held since 1968. Mr. Richardson is also the President of Crofton Bowling Center, is a partner in numerous real estate investment partnerships located throughout Anne Arundel and Prince George’s Counties, continues to work as a consultant, and manages real estate. Mr. Richardson is a member of the National Bowling Proprietors Association. Mr. Richardson is a resident of Anne Arundel County. Mr. Richardson has been a director of the Company since October 2003. Mr. Richardson’s current term expires in 2011.

Lamont Thomas. Mr. Thomas, 68, was the Executive Vice President and Chief Operating Officer of the Bank and Company until his retirement as of December 31, 2007 and was Chief Financial Officer until September 10, 2007.  Mr. Thomas was one of the founding organizers and members of the Board of Directors of the former Commerce Bank in College Park, Maryland from its organization in 1989 until its acquisition by Main Street Bank Group (now a part of BB&T Corporation) in December 1997, serving as Executive Vice President and Treasurer (chief operating and financial officer) of Commerce Bank. Mr. Thomas is a resident of Howard County.  Mr. Thomas has been a director of the Company since its organization.  Mr. Thomas’ current term expires in 2010.

Jerome A. Watts.  Mr. Watts, 66, until his retirement in 2006 was the owner of Plan Management, a supplier of insurance and employee benefits plans.  Mr. Watts was appointed to the Board of Directors of the Company in

September 2005 to fill a vacancy in the class of 2008 and was confirmed at the 2006 Annual Meeting of Shareholders. Mr. Watts was one of the original organizers and directors of Commerce Bank. Mr. Watts is a resident of Washington, DC. Mr. Watts’ current term expires in 2011.

Election of Directors of the Bank

If elected, the nominees for election as directors intend to vote for each of the directors of the Company and the following persons to serve as directors of the Bank, each of whom currently serves as a director of the Bank.

Name	Age	Principal Occupation and Experience

Wilfred T. Azar, III	47

President and Chief Executive Officer of Empire Corporation, a commercial real estate management, development and holding company. President of Pony Express, Inc, a document storage and services business. Director of Annapolis National Bank (1992-1998).

William F. Chesley	65

President of William F. Chesley Real Estate, Inc., Dee Corporation, Enterprise Office Park, Inc., and Ridgley Builders, Inc., and managing member of Builder’s Advantage, LLC. These companies are engaged in residential and commercial real estate sales, management and development.

Charles F. Delavan	62	Attorney with the firm of Blumenthal, Delavan & Williams, P.A.

Milton D. Jernigan, Sr.	79

Retired. Until 1996, he was Chairman and President of AAA Rentals, Inc. and AAA Tools, Inc., equipment and party supplies rental and sale businesses. Director of Commerce Bank (1989 — 1997). Mr. Jernigan, Sr. is the father of Mr. Jernigan, II.

Nicholas J. Marino	55	President of Marino Transportation Services, LLC, a transportation and shipping logistics company.

Michael J. Miller	51

Vice President of Concrete General, Inc. and Tri M Leasing Corp., Managing Member of Airpark North, LLC and a partner of Tri M Properties. These companies are engaged in road construction, equipment leasing, and real estate development and ownership.

Don E. Riddle, Jr.	60	Chairman and Chief Executive Officer of Homestead Gardens, Inc., the largest enclosed garden center in the Baltimore and Washington, D.C. metropolitan areas.

Stephen C. Samaras	56	Owner of Zymotic, Inc. since 1992, a jewelry store operating under the name Zachary’s Jewelers located in Annapolis, Maryland.

Dale R. Watson	54	President of Alpha Engineering Associates, Inc., a computer consulting company.

J. Scott Wimbrow	47	Senior Vice President, MacKenzie Commercial Real Estate Services LLC, a commercial real estate brokerage.

Committees, Meetings and Procedures of the Board of Directors

Meetings.  The Board of Directors of the Company met five (5) times during 2008.  All members of the Board of Directors attended at least 75% of the meetings held by the Board of Directors and by all committees on which such member served during the 2008 fiscal year or any portion thereof.

Audit Committee. The Board of Directors has a standing Audit Committee. The Audit Committee is responsible for the selection, review and oversight of the Company’s independent accountants, the approval of all audit, review and attest services provided by the independent accountants, the integrity of the Company’s reporting practices and the evaluation of the Company’s internal controls and accounting procedures. It also periodically reviews audit reports with the Company’s independent auditors.  The Audit Committee is currently comprised of Mr. Hurtt (Chairman) and Messrs. Mitchell and Richardson. Each of the members of the Audit Committee is independent, as determined under the definition of independence adopted by the NASDAQ for audit committee members in Rule 4350(d)(2)(A).  The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is included as Appendix A to the Company’s definitive proxy statement for the Annual Meeting of Shareholders held on April 16, 2008. During 2008, the Audit Committee met six (6) times. The Board of Directors has determined that Mr. Hurtt is an “audit committee financial expert” as defined under regulations of the Securities and Exchange Commission.

The Audit Committee is also responsible for the pre-approval of all non-audit services provided by its independent auditors.  Non-audit services are only provided by the Company’s auditors to the extent permitted by law.  Pre-approval is required unless a “de minimus” exception is met. To qualify for the “de minimus” exception, the aggregate amount of all such non-audit services provided to the Company must constitute not more than five percent of the total amount of revenues paid by the Company to its independent auditors during the fiscal year in which the non-audit services are provided; such services were not recognized by the Company at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee.

Nominations.  The Board of Directors has a standing nominating committee consisting of all of the members of the Board of Directors who are “independent directors” within the meaning of NASDAQ Rule 4200(a)(15). The nominating committee is responsible for the evaluation of nominees for election as director, the nomination of director candidates for election by the shareholders and evaluation of sitting directors.  The Board of Directors has adopted a charter addressing the nominations process, a copy of which is included as Appendix B to the Company’s definitive proxy statement for the Annual Meeting of Shareholders held on April 16, 2008.

The Board has not developed a formal policy for the identification or evaluation of nominees.  In general, when the Board determines that expansion of the Board or replacement of a director is necessary or appropriate, the nominating committee will review, through candidate interviews with members of the Board and management, consultation with the candidate’s associates and through other means, a candidate’s honesty, integrity, reputation in and commitment to the community, judgment, personality and thinking style, willingness to invest in the Company, residence, willingness to devote the necessary time, potential conflicts of interest, independence, understanding of financial statements and issues, and the willingness and ability to engage in meaningful and constructive discussion regarding Company issues. The committee would review any special expertise, for example, expertise that qualifies a person as an audit committee financial expert, and membership or influence in a particular geographic or business target market, or other relevant business experience. To date the Company has not paid any fee to any third party to identify or evaluate, or to assist it in identifying or evaluating, potential director candidates.

The nominating committee will consider director candidates nominated by shareholders during such times as the Company is actively considering obtaining new directors.  Candidates recommended by shareholders will be evaluated based on the same criteria described above. Shareholders desiring to suggest a candidate for consideration should send a letter to the Company’s Secretary and include: (a) a statement that the writer is a shareholder (providing evidence if the person’s shares are held in street name) and is proposing a candidate for consideration; (b) the name and contact information for the candidate; (c) a statement of the candidate’s business and educational experience; (d) information regarding the candidate’s qualifications to be director, including but not limited to an evaluation of the factors discussed above which the Board would consider in evaluating a candidate; (e) information regarding any relationship or understanding between the proposing shareholder and the candidate; (f) information regarding potential conflicts of interest; and (g) a statement that the candidate is willing to be considered and willing to serve as director if nominated and elected.

Because of the limited resources of the Company and the limited opportunity to seek additional directors, there is no assurance that all shareholder proposed candidates will be fully considered, that all candidates will be considered equally, or that the proponent of any candidate or the proposed candidate will be contacted by the Company or the Board, and no undertaking to do so is implied by the willingness to consider candidates proposed by shareholders.

Compensation.  The Company established the Compensation Committee of the Board of Directors during 2007. The Compensation Committee is currently comprised of Mr. Shenk (Chairman) and Messrs. Howlin, Mitchell, Richardson and Watts.  Each of the members of the Committee is independent, as determined under the definition of independence adopted by the NASDAQ for board members in Rule 4200(a)(15).  The Committee determines all incentive compensation payments as well as the compensation levels of executive officers. The Committee presents its determinations to the Board of Directors for final approval.  The Board of Directors has adopted a charter for the Committee. A copy of the current charter is attached as Appendix A to this proxy statement.  To date, no compensation consultant has been engaged to assist the Committee or the Board of Directors in connection with establishing executive compensation.  The President and Chief Executive Officer plays no role in the determination of his compensation but may make recommendations as to other senior officers’ compensation.

Shareholder Communications. Company shareholders who wish to communicate with the Board of Directors or an individual director may write to CommerceFirst Bancorp, Inc., 1804 West Street, Suite 200, Annapolis, Maryland 21401, Attention: Candace M. Springmann, Corporate Secretary.  Your letter should indicate that you are a shareholder, and whether you own your shares in street name. Depending on the subject matter, management will: (a) forward the communication to the director or directors to whom it is addressed; (b) handle the inquiry directly or delegate it to appropriate employees, such as where the communication is a request for information, a stock related matter, or a matter related to ordinary course matters in the conduct of the Company’s banking business; or (c) not forward the communication where it is primarily commercial or political in nature, or where it relates to an improper, frivolous or irrelevant topic. Communications which are not forwarded will be retained until the next Board meeting, where they will be available to all directors. There is no assurance that all communications will receive a response.

Director Attendance at the Annual Meeting. The Board believes it is important for all directors to attend the Annual Meeting of Shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Accordingly, it is the policy of the Company to encourage all directors to attend each Annual Meeting of Shareholders unless they are unable to attend by reason of personal or family illness or pressing matters. All of the Company’s sitting directors attended the 2008 Annual Meeting of Shareholders.

Audit Committee Report

The Audit Committee has been appointed to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls established by management and the Board and the independence and performance of the Company’s audit process.

The Audit Committee has:

(1) reviewed and discussed with management the audited financial statements included in the Company’s Annual Report to Shareholders and Annual report on Form 10-K;

(2) discussed with Trice Geary & Myers LLC, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

(3) has received the written disclosures and letter from Trice Geary & Myers LLC as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee and discussed with Trice Geary & Myers LLC its independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.  The Audit Committee has also considered whether the amount and nature of non-audit services provided by Trice Geary & Myers LLC is compatible with the auditor’s independence.

Members of the Audit Committee: Charles L. Hurtt, Jr., CPA, Chairman; Robert Mitchell; John A. Richardson, Sr.

Directors’ Compensation

Name	Fees earned or Paid in Cash	All Other Compensation		Total
Milton D. Jernigan II	$42,500	$213	(1)	$42,713
Edward B. Howlin, Jr.	$2,300	—		$2,300
Charles L. Hurtt, Jr., CPA	$10,550	—		$10,550
Robert R. Mitchell	$3,200	—		$3,200
John A. Richardson, Sr.	$4,600	—		$4,600
George C. Shenk, Jr.	$4,500	—		$4,500
Lamont Thomas	—	$52,000	(2)	$52,000
Jerome A. Watts	$2,500	—		$2,500

(1)	Represents insurance premium.
(2)	Represents payment under his consulting agreement discussed below.

Directors of the Company and Bank received compensation for membership on the Board or attendance at Board or committee meetings in 2008. Directors of the Company and the Bank (excluding Messrs. Jernigan, II, Morgan and Thomas) were paid $100 per meeting attended, except for Mr. Hurtt, the Chair of the Audit Committee, who received $150 per meeting during the first quarter of 2008 and $3,000 per quarter per the remaining three quarters of 2008 when serving in that capacity. The Company does not currently maintain any plans pursuant to which stock options, restricted stock or other equity based plans may be awarded to directors.  The Company does not maintain any pension, retirement or deferred compensation plans in which directors may participate.

Under his employment agreement with the Company, Mr. Jernigan, II received $42,500 in 2008 and is entitled to receive a 2009 base salary of $42,500 and a term life insurance policy in the amount of $100,000 for service as Chairman of the Boards of Directors of the Company and the Bank.  He has previously been granted options to purchase 2,500 shares of common stock at an exercise price of $10.00 per share under his agreement. He is also entitled to receive cash bonuses and additional grants of options as determined by the Board of Directors.  The term of Mr. Jernigan’s employment agreement expires on August 15, 2009; however, the agreement has been renewed for an additional five years ending August 15, 2014 under the same terms as the existing agreement. If the agreement is terminated by the Company without cause, the Company will continue to pay his annual compensation and benefits as severance compensation for a period of 12 months; i.e. $42,500 plus life insurance coverage as described above. In the event of any change in control (as defined) of the Company, Mr. Jernigan, II may continue his employment, execute a new employment agreement on mutually agreeable terms or resign his employment. In the event that Mr. Jernigan, II resigns or is terminated within 12 months of the change in control, Mr. Jernigan, II will be entitled to the sum of twice the base salary and bonuses paid to him during the 12 months immediately preceding the change in control.  If Mr. Jernigan, II were entitled to receive this payment as of December 31, 2008, he would have been entitled to receive six equal monthly payments totaling approximately $85,000. For a period on one year after termination of his employment, Mr. Jernigan, II has agreed that he will not accept employment by or on behalf of any bank headquartered in Anne Arundel County, Maryland, or in such capacity request or advise any present or future investors, depositors or customers of the Company or the Bank to curtail or discontinue their business with the Company or the Bank, or induce, or attempt to induce, any employee of the Company or the Bank to terminate his employment with the Company or the Bank.  Mr. Jernigan, II would also be subject to nondisparagement and nondisclosure obligations during this period.

In March 2007, the Company and Mr. Thomas amended his employment agreement in recognition of Mr. Thomas’ retirement from the Company and the desire to provide transition to a new COO/CFO. Following Mr. Thomas’ retirement on December 31, 2007, Mr. Thomas will provide consulting services to the Company for a four year term ending December 31, 2011. Mr. Thomas’s compensation for these services will be $52,000 per year. He will continue to serve on the Company’s Board of Director (subject to expected shareholder approval at appropriate annual meetings), the Bank’s Board of Directors and its executive committee for the duration of the agreement, but will not receive fees for Board service during the term of the consulting agreement. He has previously been granted options to purchase 7,500 shares of common stock at an exercise price of $10.00 per share under his agreement; such options are to remain in force. The terms of Mr. Thomas’ employment agreement relating to change in control payments remain in force through August 15, 2009, pursuant to which Mr. Thomas could receive a lump sum payment of two times his base salary and bonuses paid to him during the prior twelve month period immediately preceding the change in control event (as defined). Under the amended agreement, Mr. Thomas’ compensation during 2007 will be considered his compensation for change in control purposes.  If Mr. Thomas were entitled to receive this payment as of December 31, 2008, he would have been entitled to receive six equal monthly payments totaling approximately $305,000.

Executive Officers Who Are Not Directors

Set forth below is certain information regarding persons who are executive officers of the Company or the Bank and who are not directors of the Company or the Bank.  Except as otherwise indicated, the occupation listed has been such person’s principal occupation for at least the last five years.

Michael T. Storm.  Mr. Storm, 58, has served as Executive Vice President, Chief Operating Officer and Chief Financial officer of the Company and Bank since January 1, 2008, and served as Chief Financial Officer of the Company and Bank since September 12, 2007.  Mr. Storm previously served as Senior Vice President and Chief Financial Officer of CN Bancorp, Inc. and County National Bank from 1998 until the acquisition of CN Bancorp by Sandy Spring Bancorp, Inc. in May 2007.  He had served in that capacity since 1998.  He previously served as Executive Vice President and Chief Financial Officer of Annapolis National Bank from 1990 to 1997.

Executive Compensation

The following table sets forth a comprehensive overview of the compensation for Mr. Morgan, the President and Chief Executive Officer of the Company and each other executive officer who received total compensation of $100,000 or more during the fiscal year ended December 31, 2008.

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary	Bonus	All Other Compensation		Total
Richard J. Morgan	2008	$199,330	$—	$12,213	(1)	$211,543
President and CEO	2007	$186,255	$23,462	$12,308	(1)	$222,025

Michael T. Storm	2008	$140,000	$—	$6,500	(2)	$146,501
Executive Vice President, COO and CFO

(1)   Amount represents automobile allowance of $5,980, company 401(k) match of $5,285 and life insurance premiums of $948 for 2008 and automobile allowance of $5,980, company 401(k) match of $5,380 and life insurance premiums of $948 for 2007.

(2)   Amount represents automobile allowance of $6,500.

The Company does not currently maintain any plans pursuant to which stock options or other equity based compensation awards may be granted to the named executive officers.  The Company does not maintain any non-equity incentive plans or compensation programs (other than discretionary bonuses), and does not maintain any defined benefit retirement plans, or deferred compensation plans or arrangements.

Employment Agreements. Mr. Morgan has an employment agreement with the Company pursuant to which he serves as President and Chief Executive Officer of the Bank. The employment agreement as amended in January 2009, expires in August 2014 unless terminated sooner.  Under his employment agreement, Mr. Morgan is entitled to receive a 2009 base salary of $200,000 and a term life insurance policy in the amount of $300,000. He has previously been granted options to purchase 10,000 shares of common stock at an exercise price of $10.00 per share under his agreement.  Mr. Morgan is also entitled to receive bonuses and additional grants of options as determined by the Board of Directors, and to participate in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to officers or employees of the Company. Mr. Morgan is also entitled to the use of a leased vehicle or a comparable vehicle allowance. If the employment agreement is terminated by the Company without cause, the Company will continue to pay Mr. Morgan his annual compensation and benefits as severance compensation for a period of 12 months, i.e. $200,000 plus cost of benefits approximating $12,000. In the event of any change in control (as defined) of the Company, Mr. Morgan may continue his employment, execute a new employment agreement on mutually agreeable terms or resign his employment.  In the event that Mr. Morgan resigns or is terminated within 12 months of the change in control, Mr. Morgan will be entitled to the sum of twice the base salary and bonuses paid to him during the 12 months immediately preceding the change in control.  If Mr. Morgan were entitled to receive this payment as of December 31, 2008, he would have been entitled to receive six equal monthly payments totaling approximately $400,000. For a period on one year after termination of his employment, Mr. Morgan has agreed that he will not accept employment by or on behalf of any bank headquartered in Anne Arundel County, Maryland, or in such capacity request or advise any present or future investors, depositors or customers of the Company or the Bank to curtail or discontinue their business with the Company or the Bank, or induce, or attempt to induce, any employee of the Company or the Bank to terminate his employment with the Company or the Bank.  Mr. Morgan would also be subject to nondisparagement and nondisclosure obligations during this period.

Mr. Storm has an employment agreement under which he serves as Executive Vice President and Chief Operating Officer and Chief Financial Officer of the Company. Under his employment agreement, Mr. Storm is entitled to receive a current base salary of $140,000 per year and a term life insurance policy in the amount of $300,000.  Mr. Storm is also entitled to receive bonuses and to participate in all health, welfare, benefit, stock, option and bonus plans, if any, generally available to officers or employees of the Company. Mr. Storm is also entitled to a vehicle allowance of $500 per month. The term of Mr. Storm’s employment agreement expires on September 9, 2012 unless sooner terminated.  If the agreement is terminated by the Company without cause, the Company will continue to pay Mr. Storm his annual compensation rate and benefits as severance compensation for a period of six (6) months, i.e. $70,000 plus cost of benefits approximating $11,000. In the event of any change in control (as defined) of the Company, Mr. Storm may continue his employment, execute a new employment agreement on mutually agreeable terms or resign his employment.  In the event that Mr. Storm resigns or is terminated within 12 months of the change in control, then Mr. Storm will be entitled to twice his base salary, paid over a period of 12 months (the “change in control payment”), provided that if the change in control occurs during 2009, he will be entitled to 20% of the change in control payment; if it occurs during 2010, he will be entitled to 40% of the change in control payment; if it occurs during 2011, he will be entitled to 60% of the change in control payment; if it occurs during 2012, he will be entitled to 80% of the change in control payment; and if it occurs in 2013 or beyond, he will be entitled to the entire change in control payment. For a period on one year after termination of his employment, Mr. Storm has agreed that he would be subject to nondisparagement and nondisclosure obligations. Mr. Storm would not be entitled to receive any payment in respect of a change of control as of December 31, 2008.

Employee Benefit Plans. The Bank provides a benefit program that includes health and dental insurance, life and long term and short-term disability insurance and a 401(k) plan under which the Company matches 50% of eligible employee contributions up to 6% of base salary.

	Outstanding Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date

Richard J. Morgan	10,000	(1)	—	—	$10.00	8/18/2010
	6,072	(2)	—	—	$10.00	8/27/2010
Michael T. Storm	—		—	—

(1)           Represents options granted under named executive officers employment contract, vesting in three installments ending August 27, 2003.

(2)           Represents warrants granted in connection with organization of the Company, which vested in three installments ending August 27, 2003.

The Company has never maintained any plan for the award of equity based compensation other than stock options or warrants.  No options or warrants were exercised by any named executive officer in 2008 and no options held by such officers vested during 2008.

Certain Relationships and Related Transactions

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with some of the Company’s directors, officers, and employees and other related parties.  In the past, substantially all of such transactions have been on the same terms, including interest rates, maturities and collateral requirements as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

The Bank paid $148,085 during 2008 for various group insurance benefits for which Mr. Watts will ultimately receive compensation. The Bank also paid $58,841 during 2008 to a computer consulting firm of which Mr. Watson is a principal.  Expenditures included computer hardware, software, installation, training, and support services. Expenditures totaling less than $25,000 were paid to several entities in which directors were principals during 2008. All of the above transactions have been consummated on terms equivalent to those that prevail in arms length transactions. The Audit Committee of the Company reviews related party transactions in the course of its review of 10Q and 10K filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Trice Geary & Myers LLC independent public accountants, to audit the Company’s financial statements for the fiscal year ending December 31, 2009.  Trice Geary & Myers LLC has audited the financial statements of the Company since its organization.  Representatives of Trice Geary & Myers LLC are expected to be present at the meeting and available to respond to appropriate questions. The representatives also will be provided with an opportunity to make a statement, if they desire.

Fees Paid to Independent Accounting Firm

Set forth below is a schedule of fees billed, or to be billed, to the Company by Trice Geary & Myers LLC during 2008 and 2007 by category of service.

	2008	2007	Comments

Audit fees	$50,860	$47,000	Audit services and reviews of SEC filings
Audit-Related fees	9,720	—	Consulting re: SOX 404(a) compliance matters
Tax fees	2,000	2,000	Preparation of income and related tax returns
All Other fees	—	—
	$62,580	$49,000

All services from the independent accountants during 2008 and 2007 were pre-authorized and requested by the Audit Committee of the Company prior to the services being performed.  The Audit Committee is required to approve all audit and non-audit services, if any, provided by Trice Geary & Myers LLC prior to such services being rendered. Non-audit services can only be provided by the Company’s independent accountant to the extent permitted by law. There were no services provided by Trice Geary & Myers LLC pursuant to the de minimus exception to the pre-approval requirement contained in the rules of the Securities and Exchange Commission.

FORM 10-K ANNUAL REPORT

The Company will provide, without charge, to any shareholder of record entitled to vote at the meeting or any beneficial owner of common stock solicited hereby, a copy of its 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission, upon the written request of such shareholder. Requests should be directed to Candace M. Springmann, Corporate Secretary, at the Company’s executive offices, 1804 West Street, Suite 200, Annapolis, Maryland 21401.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 6,  2009.  This Proxy Statement and our Annual Report to Shareholders for the year ended December 31, 2008 is also available online at http:www.cfpproxy.com/5001.

COMPLIANCE WITH SECTION 16(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

Based solely upon the Company’s review of the copies of the forms which it has received and written representations from the Company’s directors, executive officers and ten percent shareholders, the Company is not aware of any failure of any such person to comply with the requirements of Section 16(a), except that one Form 4 for Mr. Richardson reporting three transactions was not filed in a timely manner..

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters to be presented for action by shareholders at the meeting.  If, however, any other matters not now known are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS

All shareholder proposals to be presented for consideration at the next annual meeting and to be included in the Company’s proxy materials must be received by the Company no later than December 6, 2009. Shareholder proposals for nominations for election as director must be received by the Company no later than January 6, 2010. In order to be eligible for consideration at the next annual meeting of shareholders, the Company must receive notice of shareholder proposals for business other than the election of directors to be conducted at the annual meeting which are not proposed to be included in the Company’s proxy materials not less than thirty and not more than ninety days before the date of the annual meeting, or if less than forty five days notice of the meeting is given, by the earlier of two days before the meeting and fifteen days after the notice of the meeting is mailed.

By Order of the Board of Directors

Candace M. Springmann
Corporate Secretary

April 6, 2009

APPENDIX A

COMMERCEFIRST BANCORP, INC.

COMPENSATION COMMITTEE CHARTER

Purpose

The primary purpose of the Compensation Committee (the “Committee”) is to aid the Board of Directors (the “Board) in discharging its responsibilities relating to the compensation of the Company’s executive officers, including the chief executive officer. The Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement.

Membership

The Committee shall be composed of at least three (3) members of the Board each of whom shall: (a) meet the independence requirements of the NASDAQ Stock Market listing standards and any other applicable laws, rules and regulations governing independence, as determined by the Board; (b) qualify as “non-employee directors” as defined in Section 16 of the Securities Exchange Act of 1934; and (c) qualify as “outside directors” under Section 162(m) of the Internal Revenue Code.

Structure and Meetings

The chairperson of the Committee will preside at each meeting of the Committee and in consultation with the other members of the Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each meeting.

Duties and Responsibilities

The Committee shall have the duties, responsibilities and authority to:

•                  Annually review and determine (i) the annual compensation, including salary, bonus, incentive and other compensation of the chief executive officer and chief operating officer, and (ii) corporate goals and objectives relevant to compensation of the chief executive officer and chief operating officer, evaluate performance in light of these goals and objectives, approve compensation in accordance therewith and provide a report thereon to the Board.

•                  Annually review and approve the amounts and terms of base salary, incentive compensation and all other compensation for the Company’s executive officers, and report the Committee’s determination to the Board. In determining compensation, factors which the Committee considers, may include, among other factors, the following: overall performance in the fiscal year, income and earnings per share, non-interest revenue and income, various expense control criteria, deposit growth, loan production, customer satisfaction, customer retention sales and referral revenues and development and expansion of the Company’s product lines, market areas and strategies.

•                  Prepare, or oversee the preparation of, and approve the annual Committee report on executive compensation for inclusion in the Company’s proxy statement.

•                  Review executive officer compensation in reference to Section 162(m) of the Internal Revenue Code, as it may be amended from time to time, and any applicable laws, rules and regulations.

•                  Annually review employee compensation strategies, benefits and equity programs.

A-1

•                  Recommend to the Board the compensation for directors (including retainer, committee and committee chair fees, stock options and other similar items, as appropriate).

•                  Review and approve employment agreements, severance arrangements and change in control agreements and provisions when, and if appropriate, as well as any special supplemental benefits.

•                  Review and make recommendations to the Board with respect to incentive based compensation plans and equity based plans, establish criteria for the terms of awards granted to participants under such plans, grant awards in accordance with such criteria and exercise all authority granted to the Committee under such plans, or by the Board in connection with such plans.

•                  Conduct an annual review of the Committee’s performance, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•                  Regularly report to the Board on the Committee’s activities.

•                  Obtain advice and assistance, as needed, from internal or external legal, accounting, search firms, compensation specialists or other advisors, including the retention, termination and negotiation of terms and conditions of the assignment.

•                  Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deem appropriate.

•                  Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

A-2

REVOCABLE PROXY

COMMERCEFIRST BANCORP, INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby makes, constitutes and appoints Tina Marie Jernigan and Katherine M. Burdon , and each of them (with the power of substitution), proxies for the undersigned to represent and to vote, as designated below, all shares of common stock of CommerceFirst Bancorp, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on May 6, 2009 and at any adjournment or postponement of the meeting.

Election of Directors for a Three Year Term Expiring in 2012

☐                                    FOR all nominees listed below

☐                                    WITHHOLD AUTHORITY to vote for all nominees listed below

☐                                    FOR all nominees, except as noted

Nominees: Robert R. Mitchell, Richard J. Morgan, George C. Shenk, Jr.

(Instructions:  To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR all of the nominees set forth above.  In addition, this proxy will be voted at the discretion of the proxy holder(s) upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

Important:  Please date and sign your name as addressed, and return this proxy in the enclosed envelope.  When signing as executor, administrator, trustee, guardian, etc., please give full title as such.  If the shareholder is a corporation, the proxy should be signed in the full corporate name by a duly authorized officer whose title is stated.

Signature of Shareholder

Signature of Shareholder

Dated:	, 2009

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE.

☐  Please check here if you plan to attend the Annual Meeting.